Exhibit 99.1

State Bancorp, Inc. Reports First Quarter 2010 Results

•	Posts Net Income of $3.0 Million

•	Net Interest Margin Improves to 4.50%

•	Non-Performing Loans Decline Year Over Year by 80% to 0.5% of Loans

•	Reports Strong Capital Levels with Tangible Common Equity Ratio at 7.10%

Jericho, N.Y., April 15, 2010 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported net income of $3.0 million, or $0.15 per diluted common share, for the first quarter of 2010 compared with a net loss of $5.1 million, or $0.39 per diluted common share, for the comparable period a year ago. The 2010 first quarter earnings improvement versus the comparable 2009 period resulted from a $7.7 million reduction in the provision for loan losses, a $1.7 million increase in net interest income and a $3.9 million increase in non-interest income. Partially offsetting the foregoing improvements was an increase in total operating expenses of $0.8 million.

Commenting on the first quarter 2010 results, President and CEO Thomas M. O’Brien stated, “These strong results reflect the many strategic actions taken over the past several quarters to restructure our balance sheet and strengthen our earnings capacity. While the remedial actions previously taken were difficult, the tangible benefits from these proactive measures have produced the positive results that were anticipated.  Our asset quality measures are now strong and earnings power has been restored, although both remain subject to continued local and national economic conditions.

The economic recovery remains fragile with continued signs of employment weakness at the regional and national levels. In this environment, the management of credit quality remains a primary concern throughout the banking industry for the balance of 2010 and well into 2011. Our more proactive approach to confronting credit weakness has produced conclusive results as our non-accrual loans at the end of the first quarter were reduced to a modest $6 million, an 80% decrease over the prior year. In addition, the allowance for loan losses now represents an impressive 2.3% of the total loan portfolio and 473% of non-performing assets, excluding an immaterial level of loans held for sale.  While I believe that we have confronted a considerable amount of the higher risks that existed in our credit portfolio, the weak state of the economic recovery and the risks inherent in lending remain a cause for continued caution and concern.

Our core deposits continue to exhibit a positive trend and comprise 67% of our total deposit portfolio, largely due to attractive growth in business demand deposits. This trend, along with our overall funding cost management, has contributed to the Company’s healthy quarterly net interest margin of 4.50%. A portion of the increase in the quarter’s net interest margin to 4.50% was influenced by a non-recurring loan fee earned during the period. The normalized quarterly net interest margin was still a very strong 4.34%.

As I have commented in previous releases, our strategic plan includes exploring appropriate growth opportunities for the Company through both organic measures and potential acquisitions. During the first quarter we actively participated in the FDIC’s bidding process for the acquisition of two New York area troubled banks. Although our bids to acquire these banks were not accepted by the FDIC, we expect to continue to participate in appropriate future in-market opportunities of this nature.

We believe that we can now continue to capitalize on the many Company-wide improvements brought about as a result of our pro-active strategies designed to produce consistent earnings and enhanced shareholder value. Over the past two years our Company has successfully navigated through significant challenges and obstacles always with the clear goal of cleaning up problems from the past and working hard to reach clear and consistent earnings.”

Performance Highlights
•     Net Interest Margin: Net interest margin increased to 4.50% in the first quarter of 2010 versus 4.03% in the first quarter of 2009 and 4.15% in the fourth quarter of 2009.

•     Capital Strength: The Company’s Tier I leverage capital ratio was 9.05% at March 31, 2010 versus 9.10% at March 31, 2009 and 8.68% at December 31, 2009.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 7.10% at March 31, 2010 versus 6.99% at March 31, 2009 and 6.93% at December 31, 2009.

•     Loan Loss Provision: The provision for loan losses decreased to $2.3 million in the first quarter of 2010 from $10 million in the first quarter of 2009 and $23 million in the fourth quarter of 2009.

•    Asset Quality: Non-accrual loans declined to $6 million or 0.5% of loans outstanding at March 31, 2010 versus $28 million or 2.5% of loans outstanding at March 31, 2009 and $7 million or 0.6% of loans outstanding at December 31, 2009. This represents declines of 80% versus the first quarter of 2009 and 14% on a linked quarter basis. Net loan charge-offs of $5 million were recorded in the first quarter of 2010 versus $3 million in the first quarter of 2009 and $24 million in the fourth quarter of 2009. The allowance for loan losses totaled $26 million at March 31, 2010, $26 million at March 31, 2009 and $29 million at December 31, 2009. These allowance balances represented 2.3%, 2.3% and 2.6% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held for sale, was 473%, 134% and 474% at March 31, 2010, March 31, 2009 and December 31, 2009, respectively. The Company held no other real estate owned during any of these reporting periods.

•     Loans: Loans outstanding decreased by 1% to $1.0 billion in large part due to the strategic disposition of troubled loans at March 31, 2010 versus March 31, 2009 and was unchanged versus December 31, 2009.

•     Core Deposits: Core deposits increased to $930 million at March 31, 2010 versus $865 million at March 31, 2009 but declined from $995 million at December 31, 2009. This decline from December 31, 2009 reflects the seasonality of municipal deposits. Core deposits represented 67% of total deposits at March 31, 2010, 66% of total deposits at March 31, 2009 and 74% of total deposits at December 31, 2009.  Demand deposits increased by 14% to $379 million at March 31, 2010 versus $332 million at the comparable 2009 date but remained stable compared to $381 million at December 31, 2009.

Earnings Summary for the Quarter Ended March 31, 2010
The Company recorded net income of $3.0 million in the first quarter of 2010 versus a net loss of $5.1 million in the comparable 2009 period. The primary reasons for the year over year earnings improvement were a $7.7 million reduction in the Company’s first quarter 2010 provision for loan losses to $2.3 million and a $4.0 million non-cash other-than-temporary impairment (“OTTI”) write-down of an investment security recorded in the first quarter of 2009 as compared to no such charges during the first quarter of 2010. The significant decrease in the first quarter 2010 provision was due to several factors, including a $23 million decline in non-accrual loans at March 31, 2010 versus March 31, 2009 coupled with the disposition of lower quality classified credits throughout 2009.

Net interest income increased by $1.7 million or 11.2% to $17.0 million in the first quarter of 2010 versus the first quarter of 2009. This improvement was due to a 47 basis point increase in the Company’s net interest margin to 4.50% in the first quarter of 2010. The improved margin resulted from a 10 basis point increase in the Company’s earning-asset yield coupled with a reduction in funding costs during the first quarter of 2010 versus 2009. The first quarter 2010 margin was also favorably impacted by a $600 thousand loan exit fee. Excluding the effect of that fee, the Company’s net interest margin would have been 4.34% (non-GAAP financial measure) in the first quarter of 2010. The securities portfolio, which had an unrealized positive pre-tax mark to fair value of $11 million at March 31, 2010 and an estimated weighted average life of three years, increased by $21 million to $405 million at March 31, 2010 versus the comparable 2009 date and decreased by $11 million from December 31, 2009.

Contributing to the lower funding costs in 2010 was a 47 basis point reduction in the Company’s average cost of interest-bearing liabilities to 1.14% in the first quarter of 2010 versus 1.61% in the first quarter of 2009. The reduction in funding costs in 2010 resulted from growth in lower-cost core deposit balances coupled with the Company’s management of deposit rates during the past twelve months as deposit pricing has continued to ease in local markets. Total deposits increased by $83 million to $1.4 billion at March 31, 2010 versus March 31, 2009 and increased by $41 million from December 31, 2009. The year over year increase resulted from growth in all deposit categories, most notably demand deposits which increased by $47 million or 14.2%. Other temporary borrowings decreased by $53 million at March 31, 2010 versus March 31, 2009. During the fourth quarter of 2009, the Company also exchanged its high-cost $10 million 8.25% subordinated notes, which were due to mature in 2013, for newly issued common stock.

Total non-interest income increased by $3.9 million in the first quarter of 2010 versus the first quarter of 2009 principally due to the previously noted $4.0 million non-cash OTTI write-down of an investment security recorded in the first quarter of 2009 as compared to no such charges during the first quarter of 2010. Partially offsetting this improvement were reductions in service charges on deposit accounts and sweep program fees in the first quarter of 2010 as compared to the first quarter of 2009.

First quarter 2010 total operating expenses increased by $835 thousand, or 8.2%, to $11.0 million versus the first quarter of 2009. This was primarily due to increases in salaries and other employee benefits, marketing and other operating expenses. The increase in salaries and benefits expenses resulted from increases in long-term, performance-based equity and incentive compensation, employee insurance costs and 401(k) and employee stock ownership contribution costs. Marketing and advertising costs increased by $178 thousand in 2010 as the result of enhanced corporate branding efforts. Growth of $415 thousand in other operating expenses includes approximately $248 thousand pertaining to professional loan valuation consulting and legal services related to developing the various comprehensive bids to the FDIC to purchase two New York area troubled banks. Partially offsetting the foregoing expense increases were reductions in occupancy expenses (down $82 thousand) and FDIC and NYS assessment expenses (down $366 thousand) in the first quarter of 2010 compared to the first quarter of 2009. The Company’s first quarter 2010 operating efficiency ratio decreased to 61.1% from 61.8% in the comparable 2009 period and 89.4% in the fourth quarter of 2009. Excluding expenses associated with the FDIC bid process incurred during the first quarter of 2010, the Company’s operating efficiency ratio would have been 59.8% (non-GAAP financial measure).

The Company recorded income tax expense of $1.9 million in the first quarter of 2010 versus a $2.5 million tax benefit in the comparable period a year ago.

Asset Quality
Non-accrual loans declined to $6 million or 0.5% of total loans outstanding at March 31, 2010 versus $28 million or 2.5% of total loans outstanding at March 31, 2009 and $7 million or 0.6% of total loans outstanding at December 31, 2009. Non-accrual loans categorized as held for sale, previously written down to estimated fair value, amounted to $370 thousand at March 31, 2010, $9 million at March 31, 2009 and $670 thousand at December 31, 2009. Total non-accrual loans at March 31, 2010 declined by $1 million or 14% from December 31, 2009 primarily as a result of net payments, sales and settlements. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held for sale, increased to 473% at March 31, 2010 from 134% at March 31, 2009. This ratio was 474% at December 31, 2009. The Company has held no other real estate owned since 2005.

As of March 31, 2010, the Company’s allowance for loan losses amounted to $26 million or 2.3% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.3% at March 31, 2009 and 2.6% at December 31, 2009.

The Company recorded net loan charge-offs of $5 million in the first quarter of 2010 versus $3 million in the first quarter of 2009 and $24 million in the fourth quarter of 2009. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 2.0%, 1.0% and 8.5%, respectively. The first quarter 2010 provision for loan losses of $2.3 million was less than the net charge-offs recorded during this period as adequate reserves for the majority of the charge-offs had already been established in prior periods.

Capital
Total stockholders’ equity was $152 million at March 31, 2010 compared to $149 million at both March 31, 2009 and December 31, 2009. The increase in stockholders’ equity versus March 31, 2009 is largely reflective of the net income recorded in the quarter ended March 31, 2010 coupled with the equity recorded as a result of the December 2009 exchange of the Company’s 8.25% subordinated notes with an outstanding principal balance of $10 million for an aggregate of 1,656,600 shares of common stock valued at $6.50 each.

The Company’s return on average common stockholders’ equity was 8.88% for the first quarter of 2010, (19.52)% for the first quarter of 2009 and (14.71)% for the full year of 2009.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During the first quarter of 2010, the weighted average cost of the Company’s trust preferred securities was 3.46% versus 4.74% for the comparable 2009 period.

The Company’s capital ratios exceeded all regulatory requirements at March 31, 2010. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 8.81%, 11.36% and 12.62%, respectively, at March 31, 2010. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital standard. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 7.10% as of March 31, 2010 versus 6.99% at March 31, 2009 and 6.93% at December 31, 2009.

The Company did not repurchase any of its common stock during the first quarter of 2010. Under the Board of Directors’ existing authorization, up to 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure
This press release includes non-GAAP financial measures of tangible common equity ratio, first quarter 2010 net interest margin excluding a loan exit fee and operating efficiency ratio excluding expenses associated with the FDIC bid process during the first quarter of 2010. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2010 and 2009 (unaudited)
(dollars in thousands, except per share data)

	Three Months
	2010	2009
Interest Income:
Interest and fees on loans	$15,622	$14,891
Federal funds sold and securities purchased under
agreements to resell	-	2
Securities available for sale:
Taxable	4,370	4,832
Tax-exempt	27	34
Dividends on Federal Home Loan Bank and other
restricted stock	35	11
Total interest income	20,054	19,770

Interest Expense:
Deposits	2,581	3,980
Temporary borrowings	32	35
Senior unsecured debt	280	3
Subordinated notes	-	231
Junior subordinated debentures	176	241
Total interest expense	3,069	4,490

Net interest income	16,985	15,280
Provision for loan losses	2,250	10,000
Net interest income after provision for loan losses	14,735	5,280

Non-Interest Income:
Service charges on deposit accounts	450	591
Other-than-temporary impairment losses on securities	-	(4,000)
Net gains on sales of securities	256	235
Income from bank owned life insurance	142	108
Other operating income	314	363
Total non-interest income	1,162	(2,703)
Income before operating expenses	15,897	2,577

Operating Expenses:
Salaries and other employee benefits	5,996	5,337
Occupancy	1,419	1,501
Equipment	304	306
Legal	181	176
Marketing and advertising	453	275
FDIC and NYS assessment	672	1,038
Credit and collection	198	171
Other operating expenses	1,773	1,358
Total operating expenses	10,996	10,162

Income (Loss) Before Income Taxes	4,901	(7,585)
Provision (benefit) for income taxes	1,884	(2,492)

Net Income (Loss)	3,017	(5,093)

Preferred dividends and accretion	518	515
Net Income (Loss) Available to Common Stockholders	$2,499	$(5,608)

Net Income (Loss) per Common Share - Basic	$0.15	$(0.39)
Net Income (Loss) per Common Share - Diluted	$0.15	$(0.39)

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2010 and 2009 (unaudited)
(dollars in thousands, except share and per share data)

	2010	2009
Assets:
Cash and due from banks	$51,306	$51,674
Securities available for sale - at estimated fair value	405,424	384,274
Federal Home Loan Bank and other restricted stock	5,336	7,208
Loans (net of allowance for loan losses of
$25,531 in 2010 and $25,897 in 2009)	1,071,176	1,082,784
Loans held for sale	370	12,655
Bank premises and equipment - net	6,265	6,482
Bank owned life insurance	30,735	30,006
Net deferred income taxes	26,133	20,126
Prepaid FDIC assessment	7,010	-
Other assets	17,920	13,736

Total Assets	$1,621,675	$1,608,945

Liabilities:
Deposits:
Demand	$379,214	$332,046
Savings	551,220	532,758
Time	460,212	442,518
Total deposits	1,390,646	1,307,322
Other temporary borrowings	3,000	56,000
Senior unsecured debt	29,000	29,000
Subordinated notes	-	10,000
Junior subordinated debentures	20,620	20,620
Payable - securities purchases	12,250	1,002
Overnight sweep and settlement accounts, net	2,124	23,449
Other accrued expenses and liabilities	11,691	12,170
Total Liabilities	1,469,331	1,459,563

Commitments and Contingent Liabilities

Stockholders' Equity:
Preferred stock, $0.01 par value, authorized 250,000 shares; 36,842 shares
issued and outstanding; liquidation preference of $36,842	36,073	35,854
Common stock, $0.01 par value in 2010 and $5.00 par value in 2009, authorized 50,000,000 shares in 2010 and 20,000,000 shares in 2009;
issued 17,349,889 shares in 2010 and 15,575,713 shares in 2009;
outstanding 16,526,870 shares in 2010 and 14,588,061 shares in 2009	173	77,879
Warrant	1,057	1,057
Surplus	178,128	89,409
Retained deficit	(55,750)	(43,969)
Treasury stock (823,019 shares in 2010 and 987,652 shares in 2009)	(13,872)	(16,646)
Accumulated other comprehensive income (net of taxes of $4,302 in
2010 and $3,817 in 2009)	6,535	5,798
Total Stockholders' Equity	152,344	149,382

Total Liabilities and Stockholders' Equity	$1,621,675	$1,608,945

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three Months Ended March 31, 2010 and 2009 (unaudited)
(dollars in thousands, except share and per share data)

		Three Months
		2010	2009
Selected Average Balances (1):
Total assets		$1,618,658	$1,623,129
Loans - net of unearned income		$1,101,445	$1,117,925
Investment securities		$414,692	$395,562
Deposits		$1,385,667	$1,405,395
Stockholders' equity		$151,190	$153,377

Financial Performance Ratios:
Return on average assets		0.76%	(1.27	) %
Return on average common stockholders' equity		8.88%	(19.52	) %
Net interest margin		4.50%	4.03%
Operating efficiency ratio		61.14%	61.83%
Operating expenses as a % of average assets		2.76%	2.54%

Capital Ratios (2):
Tier I leverage ratio		9.05%	9.10%
Tier I risk-based capital ratio		11.67%	11.52%
Total risk-based capital ratio		12.93%	13.58%
Tangible common equity ratio (3)		7.10%	6.99%

Asset Quality Summary:
Non-accrual loans (2)		$5,764	$28,479
Non-accrual loans/total loans (2)		0.53%	2.54%
Allowance for loan losses/non-accrual loans (2) (4)		473%	134%
Allowance for loan losses/total loans (2) (4)		2.33%	2.34%
Net charge-offs		$5,430	$2,771
Net charge-offs (annualized)/average loans		2.00%	1.01%

Common Share Data:
Average common shares outstanding		16,137,042	14,335,441
Period-end common shares outstanding		16,526,870	14,588,061
Tangible book value per common share (2)		$6.97	$7.71
Cash dividends per common share		$0.05	$0.05

(1) Weighted daily average balance for period noted.

(2) At period end.

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of March 31, 2010, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$152,344	Total assets			$1,621,675
Less: preferred stock	(36,073)	Less: intangible assets			-
Less: warrant	(1,057)	Tangible assets			$1,621,675
Total common stockholders' equity	115,214
Less: intangible assets	-
Tangible common equity	$115,214

(4) Excluding loans held for sale.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2010 and 2009 (unaudited)
(dollars in thousands)

	2010			2009
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$414,692	$4,405	4.31%	$395,562	$4,873	5.00%
Federal Home Loan Bank and other restricted stock	6,085	35	2.33	5,477	11	0.81
Securities purchased under agreements to resell	-	-	-	6,611	2	0.12
Interest-bearing deposits	11,118	4	0.15	14,802	6	0.16
Loans (3)	1,101,445	15,632	5.76	1,117,925	14,915	5.41
Total interest-earning assets	1,533,340	$20,076	5.31%	1,540,377	$19,807	5.21%
Non-interest-earning assets	85,318			82,752
Total Assets	$1,618,658			$1,623,129

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$593,894	$979	0.67%	$578,030	$1,234	0.87%
Time deposits	424,567	1,602	1.53	500,987	2,746	2.22
Total savings and time deposits	1,018,461	2,581	1.03	1,079,017	3,980	1.50
Federal funds purchased	178	-	-	911	1	0.45
Securities sold under agreements to repurchase	-	-	-	2,388	3	0.51
Other temporary borrowings	19,533	32	0.66	17,522	31	0.72
Senior unsecured debt	29,000	280	3.92	322	3	3.78
Subordinated notes	-	-	-	10,000	231	9.37
Junior subordinated debentures	20,620	176	3.46	20,620	241	4.74
Total interest-bearing liabilities	1,087,792	3,069	1.14	1,130,780	4,490	1.61
Demand deposits	367,206			326,378
Other liabilities	12,470			12,481
Total Liabilities	1,467,468			1,469,639
Stockholders' Equity	151,190			153,490
Total Liabilities and Stockholders' Equity	$1,618,658			$1,623,129
Net interest income/margin		17,007	4.50%		15,317	4.03%
Less tax-equivalent basis adjustment		(22)			(37)
Net interest income		$16,985			$15,280

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $12 and $13 in 2010 and 2009, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $10 and $24 in 2010 and 2009, respectively.